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                                                                   EXHIBIT 10.14


                          [DIEDRICH COFFEE LETTERHEAD]



                                                                   July 21, 1997

Mr. John B. Bayley
2144 Michelson Drive
Irvine, CA 92612

Dear John:

        On April 25, 1997, the Compensation Committee of the Board of Directors of Diedrich Coffee, Inc. (the "Company") approved certain changes to your compensation and employment status with the Company. If you are in agreement with the changes set forth below, please sign a copy of this letter (the "Letter") and return it to me.

        1. Effective April 28, 1997, you shall assume the position of Acting Vice President of Finance and Controller of the Company.

        2. Effective May 1, 1997, your annual base salary shall be adjusted from $75,000 to $85,000.

        3. Upon the specific achievement of criteria to be developed between you and the Company, you shall be entitled to a "success bonus" in an amount up to 20% of your annual base salary. These criteria are to be developed in connection with the rebudgeting process for fiscal 1998 that is currently underway. You shall not be entitled to any bonus hereunder unless you and the Company's Chief Executive Officer have agreed upon specific criteria that are set forth in writing and you fulfill the requirements set forth in such document for receiving the success bonus.

        4. Effective April 25, 1997, the Compensation Committee of the Board of Directors of the Company granted stock options to you pursuant to the terms and conditions of the Diedrich Coffee, Inc. 1996 Stock Incentive Plan and upon the following additional terms and conditions. You are granted options to purchase 20,000 shares of the Company's common stock at an exercise price of $3.17 (the average closing price of the Company's common stock reported on the NASDAQ National Market for the period beginning 15 trading days prior to April 25, 1997 and ending 15 trading days after April 25, 1997) with the following vesting schedule: 30% of the option shares vest on the first anniversary of the date of grant, 30% of the option shares vest on the second anniversary of the date of grant and 40% of the option shares vest on the third anniversary of the date of grant. These options shall expire on April 24, 2007.

        Congratulations and I look forward to working with you to build Diedrich Coffee into a thriving and profitable company.

                                            Sincerely,


                                    /s/  LAWRENCE GOELMAN
                                    --------------------------------------------
                                    Lawrence Goelman
                                    Chairman and Interim Chief Executive Officer

I have reviewed the foregoing and agree to be bound by the terms hereof:



/s/  JOHN B. BAYLEY                       2/23/97
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John B. Bayley                          Date